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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

INVESTOR RELATIONS                          MEDIA RELATIONS
R. Jackson Blackstock                       J. Brad McGee/Peter Ferris
212- 424-1344                               212-424-1300

           JOHN FORT ASSUMES PRIMARY EXECUTIVE RESPONSIBILITY FOR TYCO

               STRATEGY UNCHANGED, MONETIZATION OF CIT TO CONTINUE

PEMBROKE, BERMUDA, June 3, 2002 - Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC) announced that L. Dennis Kozlowski resigned as Chairman and Chief Executive Officer for personal reasons. Mr. Kozlowski also stepped down from the Board of Directors.

At the request of Tyco's Board, John F. Fort has agreed to assume primary executive responsibilities during an interim period while a search for a permanent replacement is completed. All operating units and corporate staff will report through Mr. Fort.

Mr. Fort has been associated with Tyco for over 28 years. He held the post of Chairman and CEO for 10 years, from 1982 until 1992. Since 1992, he has been an active member of the Board and he is currently the lead director. This position acts as the primary liaison between management and the outside directors.

The Board reaffirmed its commitment to the complete monetization of CIT, Tyco's financial services subsidiary, and to a significant reduction in the amount of debt.

"We plan to complete the IPO of CIT by the end of June," commented Mr. Fort. "Also, I fully support the evolution of the Company's long-term operating strategy to focus more on organic growth. We will continue with our plans to make Return on Capital a key part of our compensation system along with earnings growth and cash flow."

Mr. Fort continued, "During his tenure, Dennis Kozlowski grew Tyco to a $36 billion manufacturer and service provider operating in over 100 countries. We wish him well and thank him for his contributions. Looking forward, Tyco's strong fundamental businesses and talented workforce position the Company to continue to prosper in the years ahead."

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ABOUT TYCO INTERNATIONAL LTD.

Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services; and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in disposable medical products, financing and leasing capital, plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2001 revenues in excess of $36 billion.

FORWARD LOOKING STATEMENTS

This release and/or the conference call referred to in this release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release or the conference call that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan" and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: economic, business, competitive and regulatory factors affecting Tyco's businesses; and other factors described in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001 and in Tyco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.